As filed with the Securities and Exchange Commission on May 13, 2015

Registration No. 333-195689

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-3 (No. 333-195689)

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Advanced Photonix, Inc.

(Exact name of registrant as specified in its charter)

Delaware	33-0325826
(State or other jurisdiction of incorporation)	(IRS Employer Identification No.)

2925 Boardwalk Drive

Ann Arbor, Michigan 48104

 (Address of principal executive offices, including zip code)

Dale E. Messick

Chief Executive Officer

Advanced Photonix, Inc.

2925 Boardwalk Drive, Ann Arbor, Michigan 48104

(Name and agent for service of process)

(734) 864-5600

(Telephone number, including are code, of agent for service)

Approximate date of commencement of proposed sale to the public: Not applicable. Removal from registration of securities that were not sold pursuant to the Registration Statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: [ ]

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: [ ]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462 (c) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. [ ]

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to rule 413(b) under the Securities Act, check the following box. [ ]

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a small reporting company.

Large accelerated filer __	Accelerated filer __
Non-accelerated filer __ (Do not check if a smaller reporting company)	Smaller reporting company _x_

EXPLANATORY NOTE

DEREGISTRATION OF SECURITIES

Advanced Photonix, Inc. (the “Registrant”) is filing this Post-Effective Amendment No. 1 to the Registration Statement on Form S-3, Registration No. 333-195689, filed with the Securities and Exchange Commission on May 5, 2014 (the “Registration Statement”) pertaining to the sale of an indeterminate amount of the Registrant’s Class A common stock, par value $0.001, to withdraw and remove from registration any and all securities that were previously registered and remain unissued and unsold under such Registration Statement.

On May 8, 2015, pursuant to that certain Agreement and Plan of Merger and Reorganization, dated as of January 30, 2015, by and among the Registrant, Luna Innovations Incorporated (“Luna”) and API Merger Sub, Inc., a wholly owned subsidiary of Luna (“Merger Sub”), Merger Sub merged with and into the Registrant (the “Merger”), and the Registrant, as the surviving corporation in the Merger, became a wholly owned subsidiary of Luna.

As a result of the Merger, the Registrant terminated all offers and sales of its securities pursuant to the Registration Statement. The Registrant is filing this Post-Effective Amendment No. 1 to the Registration Statement to hereby remove from registration any and all securities registered but unsold under the Registration Statement as of the date hereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement on Form S-3 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Ann Arbor, State of Michigan on this 13th day of May, 2015. No other person is required to sign this Post-Effective Amendment No. 1 to the Registration Statement on Form S-3 in reliance upon Rule 478 under the Securities Act of 1933, as amended.

ADVANCED PHOTONIX, INC.

By: /s/ Dale E. Messick

Title: Sole Director and Chief Executive Officer